Exhibit 3.3

ARTICLE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

FIRST COMMUNITY BANK CORPORATION OF AMERICA

Pursuant to the provisions of Section 607.10025, Florida Statutes, First Community Bank Corporation (“Corporation”) adopts the following Article of Amendment to its Article of Incorporation.

Amendment adopted: Article III of the Amended and Restated Articles of Incorporation originally filed with the Secretary of the State the State of Florida on June 27, 1997, is hereby amended to read as follows:

ARTICLE III

COMMON STOCK

There shall be one class of Common Stock consisting of 6,250,000 authorized shares. The par value shall be $0.08 per share. Each share shall have the same relative rights and be identical in all respects with every other share of Common Stock. The holders of Common Stock are entitled to elect the members of the Board of Directors of the Corporation and such holders are entitled to vote as a class on all matters required or permitted to be submitted to the shareholders of the Corporation. Each holder of Common Stock is entitled to one vote per share. No holder of any class of stock of the Corporation has preemptive rights with respect to the issuance of shares of that or any other class of stock and the Common Stock is not entitled to cumulative voting rights with respect to the election of directors.

The foregoing Article of Amendment was proposed and approved by the Board of Directors of the Corporation at a duly called meeting of the Board of Directors held on June 27, 2003. This Amendment does not adversely affect the rights or preferences of the holders of outstanding shares of any class or series of Corporation shares and does not result in any changes in the percentage of authorized shares that remain unissued after the Amendment. This Amendment is a result of a five-for-four stock of common stock declared on June 27, 2003.

IN WITNESS WHEREOF, the undersigned authorized officer of the Corporation executed this Article of Amendment on this 23rd day of July, 2003.

FIRST COMMUNITY BANK CORPORATION OF AMERICA

/S/ Kenneth P. Cherven
Kenneth P. Cherven
President and Chief Executive Officer